Exhibit 99.1

NEWS RELEASE

RAMBUS EXPECTS FINANCIAL RESTATEMENT RELATED TO

STOCK-BASED COMPENSATION

Company to miss filing due date of Form 10-Q for second quarter

LOS ALTOS, Calif. – July 19, 2006 – Rambus Inc. (NASDAQ: RMBS), one of the world’s premier technology licensing companies, today announced it expects to restate its previously issued financial statements to correct errors related to accounting for stock-based compensation expenses.

As previously announced, the audit committee of the Rambus board of directors is conducting an independent investigation to review the Company’s historical stock option grant practices and related accounting. The audit committee is being assisted by independent legal counsel and independent forensic accounting consultants.

The audit committee had reached a conclusion that the actual measurement dates for certain historical stock option grants differ from the recorded grant dates for such awards. The audit committee has not completed its work nor reached final conclusions and is continuing its investigation into the circumstances that gave rise to the differences. The audit committee has determined, based on further analysis, that non-cash stock-based compensation expenses should have been recorded with respect to those stock option grants and recognized over the vesting period of the options, and that the amount of such additional expenses is material.

Further, the audit committee, in consultation with management and after discussion with its auditors on July 17, 2006, has concluded that its previously issued financial statements for the fiscal years 2003, 2004, 2005, which are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, the Quarterly Reports on Form 10-Q filed with respect to each of these fiscal years and the financial statements included in the Company’s Quarterly Report on Form 10-Q for the first quarter of fiscal year 2006, should no longer be relied upon and will be restated. In addition, the restatement will affect financial statements for prior fiscal years and the Company will reflect those adjustments as a part of the opening balances in the financial statements for the restatement period.

Because the audit committee’s review is ongoing, it has not determined the aggregate amount of additional non-cash stock-based compensation expense, nor has it determined the amount of such expense to be recorded in any specific prior period or in any future period. It also has not identified all stock option grants whose accounting measurement dates may have been incorrectly determined, nor whether these would be material. Rambus also expects that expenses arising from the investigation, the restatement and related activities, which will be recorded in the periods incurred, will be significant.

The Company has not yet determined the tax consequences that may result from these matters or whether tax consequences will give rise to monetary liabilities which may have to be satisfied in any future period.

Additionally, Rambus is evaluating Management’s Report on Internal Control Over Financial Reporting set forth in the Company’s 2005 Annual Report. Although Rambus has not yet completed its analysis of the impact of this situation on its internal controls over financial reporting, it has determined that it is highly likely that Rambus had a material weakness in internal control over financial reporting as of December 31, 2005. A material weakness is a control deficiency, or a combination of control deficiencies, that result in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The existence of one or more material weaknesses as of December 31, 2005 would preclude Rambus from concluding that its internal controls over financial reporting were effective as of December 31, 2005. If Rambus were to conclude that a material weakness existed, it would expect to receive an adverse opinion on internal control over financial reporting from its independent registered public accounting firm.

The audit committee is making every effort to complete its investigation, and the Company will make every effort to file its restated financial statements as soon as practicable after the completion of the investigation. However, Rambus does not expect to file its Quarterly Report on Form 10-Q for the period ended June 30, 2006 by the due date of August 9, 2006 or the extended due date of August 14, 2006. As a result of the delay in filing the Company’s Form 10-Q, Rambus expects to receive a notification from Nasdaq that it is not in compliance with the filing requirements for continued listing on Nasdaq and that its common stock may be subject to delisting from the Nasdaq National Market. Following receipt of such a notification, the Company intends to request a hearing before a Nasdaq Listing Qualifications Panel.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the Company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

Forward-Looking Statements

This release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to the outcome of the financial statement restatements and the audit committee’s investigation. Such forward-looking statements are based on current expectations, estimates and projections, management’s beliefs, and certain assumptions made by the Company’s management, and there can be no assurance concerning the outcome of the financial statement restatements or the audit committee’s independent investigation. Actual results may differ materially. Among the reasons which could cause actual results to differ materially are: the final conclusions of the audit committee concerning matters relating to stock option grants and related accounting including, but not limited to, the accuracy of the measurement dates of option grants and the impact of any restatement of financial statements of the Company or other actions that may be taken or required as a result of such reviews. Our business generally is subject to a number of risks which are described in our SEC filings including our 10-K and 10-Qs. We undertake no obligation to update forward-looking statements to reflect events or circumstances after the date thereof.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com

Investor Relations:

Nicole Noutsios

Rambus Investor Relations

(650) 947-5050

nnoutsios@rambus.com